UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNITY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

FLEMINGTON
UNITY BANK
157

UNITY BANCORP INC

- 2025 PROXY -

2

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TO THE SHAREHOLDERS OF UNITY BANCORP, INC.,

You are cordially invited to attend the Annual Meeting of Shareholders of Unity Bancorp, Inc.

DATE & TIME Thursday April 24, 2025 8:30 AM E.D.T.	LOCATION virtual meeting at meetnow.global/MMKX2UW

ITEMS OF BUSINESS

1.	The election of the three (3) nominees listed in the attached proxy statement to serve on the Board of Directors for the terms set forth therein for each nominee.
2.	The ratification of the selection of Wolf & Company P.C. as the Company’s independent external auditors for the year ending December 31, 2025.
3.	Such other business as may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

Your cooperation is appreciated since a majority of the outstanding shares of Common Stock of the Company must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

Shareholders of record at the close of business on February 28, 2025, are entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to participate in the Annual Meeting which will be broadcast at meetnow.global/MMKX2UW.

We are distributing our proxy materials to our shareholders via the U.S. Securities And Exchange Commission (“SEC”) "Notice and Access" rules. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. A Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed beginning on or about March 12, 2025, rather than paper copies of the Proxy Statement, the proxy card and our 2024 Annual Report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2024. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if desired, a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you expect to participate in the Annual Meeting virtually, after receiving the Notice of Internet Availability, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote via the Internet, by telephone, or by signing, dating and returning the proxy card that is mailed to those that request paper copies of the Proxy Statement and the other proxy materials. If you plan on participating in the Annual Meeting virtually, please retain the control number provided on your proxy card. You will need it to access the Annual Meeting as a registered shareholder.

You may revoke your proxy at any time prior to the exercise of the proxy by following the voting instructions included in the Notice of Internet Availability. The latest vote cast will control.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON April 24, 2025:

You may access the Annual Report, Proxy Statement and Proxy Card at the following website:

www.investorvote.com/UNTY

On behalf of the Board of Directors and all of the employees of the Company, I thank you for your continued interest and support.

Sincerely yours,

/s/ David D. Dallas

David D. Dallas
Chairman of the Board and Director

64 Old Highway 22

Clinton, New Jersey 08809

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2025

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Unity Bancorp, Inc. (the “Company”) of proxies to be voted at the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 24, 2025, and at any postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 8:30 A.M. E.D.T. The Annual Meeting will be broadcast at meetnow.global/MMKX2UW.

This proxy statement will first be available online on or about March 10, 2025.

PROXIES AND VOTING PROCEDURES

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s Common Stock, no par value per share (the “Common Stock”), that you held as of the close of business on the record date. Each share of Common Stock is entitled to one vote with respect to each matter properly brought before the Annual Meeting.

On the record date, February 28, 2025, there were 10,057,597 shares of Common Stock outstanding. In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be made available upon request.

Who Is a Record Holder?

You may own Common Stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares of Common Stock are registered directly in your name, the Company is sending the Notice of Internet Availability directly to you. If the record holder of your shares of Common Stock is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

Record Holders:

Online. Please follow the instructions included in the Notice of Internet Availability.

By Participating in the Annual Meeting. If you participate in the Annual Meeting virtually, you can vote your shares of Common Stock by following the instructions available on the meeting website during the meeting. You will be required to sign into the meeting with the control number provided on your proxy card.

Completed Proxy Card. If you requested paper copies of the proxy materials, you may complete, date, sign and return the proxy card that is mailed to you.

Stock Held by Brokers, Banks and Nominees:

If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you plan to participate in the Annual Meeting virtually, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of Common Stock on February 28, 2025, the record date for the meeting. Once received, your request for registration should be labeled as “Legal Proxy” and directed to:

Computershare

Unity Bancorp, Inc. Legal Proxy

P.O Box 43001

Providence, RI 02940-3001

Requests should be submitted no later than April 14, 2025 by 5:00 p.m. E.D.T.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to register and participate in the meeting virtually.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. The Company will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares of Common Stock entitled to vote are present at the Annual Meeting, either in person or by proxy.

If a quorum is present, Directors will be elected by a plurality of votes cast at the Annual Meeting. Thus, a Director may be elected even if the Director receives the vote of less than a majority of the shares of Common Stock represented at the Annual Meeting. Approval of the ratification of the selection of Wolf & Company P.C. requires the vote of a majority of those shares voting at the Annual Meeting.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted “FOR” each of the proposals listed in the notice of meeting and as recommended by the Board of Directors on any other business to be conducted at the Annual Meeting. The Board is not aware of any other business to be conducted at the Annual Meeting.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

How Does the Board Recommend that I Vote My Shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR the election of nominees for Director to serve on the Board of Directors; and

FOR the ratification of Wolf & Company P.C. as the Company’s independent external auditors.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by following the voting instructions included in the Notice of Internet Availability.  You may also participate in the virtual shareholders’ meeting and vote online during the meeting.  You may also submit a completed and executed proxy card.  The latest vote cast will control.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail, facsimile or other electronic means. In accordance with the regulations of the SEC and the Financial Industry Regulatory Authority (“FINRA”), the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with the Certificate of Incorporation and the Bylaws of the Company, the Board of Directors must consist of not less than one (1) and not more than sixteen (16) Directors. The Board of Directors of the Company currently has nine (9) members. The Board of Directors is divided into three classes.

Effective February 26, 2025, Mr. Donald E. Souders, Jr., a member of our Board for over 15 years, resigned due to time constraints imposed by his growing law practice. We thank Mr. Souders for his service and wish him the best.

Three (3) Directors will be elected at this Annual Meeting to serve for three-year terms expiring at the Company’s Annual Meeting in 2028 and until their successors are duly elected and qualified. All nominees are current members of the Company’s Board of Directors.

The following tables set forth, as of the record date, the names of the nominees and the names of those Directors whose terms continue beyond the Annual Meeting, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a Director of the Company and the year in which their terms (or in the case of the nominees, their proposed terms) as a Director of the Company expire.

The persons named as proxy will vote your proxy “FOR” the election of each of the nominees named below unless you indicate that your vote should be withheld. If elected, each nominee will continue in office until their successor has been duly elected and qualified, or until the earliest of death, resignation, retirement or removal. Each of the nominees has indicated to the Company that he or she will serve if elected. The Company does not anticipate that any of the nominees will be unable to stand for election, but if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors has nominated and recommends a vote “FOR” the election of Dr. Mary E. Gross, James A. Hughes, and Aaron Tucker.

Nominees for 2025 Annual Meeting

Name, Age and Position		Director	Term
with Company (1)	Principal Occupation During Past Five Years	Since	Expires
Dr. Mary E. Gross, 64 Director	Founder, Human Edge Resources, LLC (Human Resource Consulting)	2009	2028
James A. Hughes, 66 President, CEO and Director	President and CEO of the Company and the Bank	2002	2028
Aaron Tucker, 62 Vice Chairman	President and CEO, Tucker Enterprises; Real Estate Builder and Investor	2014	2028

(1)	Each Director of the Company is also a Director of Unity Bank (the “Bank”).

Directors of the Company Whose Terms Continue Beyond this Annual Meeting

Name, Age and Position		Director	Term
with Company (1)	Principal Occupation During Past Five Years	Since (2)	Expires
Wayne Courtright, 77 Director	Retired, Former Bank Executive Officer and Consultant	2004	2026
David D. Dallas (3), 70 Chairman	Mr. Dallas has served as a Director of the Bank since 1991 and the Company since it was formed. Chairman of the Company and the Bank; Chief Executive Officer of Dallas Group of America, Inc. (Chemicals)	1991	2026
Robert H. Dallas, II (3), 78 Director	President of Dallas Group of America, Inc. (Chemicals)	1991	2026
Peter E. Maricondo, 78 Director	Retired, Former Financial Consultant	2004	2026
Dr. Mark S. Brody, 72 Director	Managing Member of Financial Planning Analysts, LLC; Vice President of Planned Financial Programs, Inc.	2002	2027
Raj Patel, 70 Director	CEO of Millennium Hotel Group (Hotel); CEO of 2602 Deerfield LLC (Real Estate)	2007	2027

(1)	Each Director of the Company is also a Director of Unity Bank (the “Bank”).
(2)	Includes prior service on the Board of Directors of the Bank.
(3)	David D. Dallas and Robert H. Dallas, II are brothers.

Director Qualifications

GOVERNANCE OF THE COMPANY

Meetings of the Board of Directors and Committee Meetings

During the fiscal year ended December 31, 2024, the Board of Directors of the Company held twelve (12) meetings, and no Director attended fewer than 75% of the combined aggregate meetings of the Board of Directors and the meetings of the committees on which such Director served. The Company’s policy is to require all Directors to attend or participate in Annual Meetings of Shareholders absent extenuating circumstances. All of the Company’s Directors participated in the Company’s 2024 Annual Meeting of Shareholders.

The Board of Directors has the following five (5) standing committees: Audit & Risk, Human Resources (“HR”)/Compensation, Executive Loan, Corporate Governance and Nominating, and Asset Liability Committee (“ALCO”). The following table represents the membership on each committee as of the date of this Proxy statement:

Director Matrix

Committees & Names	Brody, M	Courtright, W	Dallas, D	Dallas, R	Gross, M	Maricondo, P	Patel, R	Tucker, A	Hughes, J

Audit & Risk	•	•	•		•	•
Human Resource/Compensation	•					•	•
Executive Loan		•	•	•			•	•	•
Corporate Governance and Nominating				•	•			•
Asset Liability Committee (“ALCO”)	•	•	•	•	•	•	•	•	•

• Chair member to the committee

• Member to the committee

Board Leadership

Historically, the Company has separated the positions of CEO and Board Chairman, with the Board Chairman’s position being filled by a non-employee member of the Board. The Board believes that this structure has been the most appropriate for the Company because it provides the Board with an additional diversity of views on managing the Company and provides the Board with greater independent leadership.

Director Independence

The Board of Directors has determined that all Directors of the Company were “independent” within the meaning of the NASDAQ’s listing standards during 2024, other than Mr. Hughes who is the President and CEO of the Company. In addition, members of the Audit & Risk and HR/Compensation committees meet the heightened independence standards applicable to those committees under SEC regulations. In reviewing the independence of these Directors, the Board considered that all Directors engaged in ordinary course banking transactions with the Bank, including loans, if any, made in accordance with Federal Reserve Regulation O.

No Director of the Company is also a Director of any other company registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include but are not limited to, credit risk relating to its loans, investments, and certain off-balance sheet commitments; interest rate risk related to its entire balance sheet; and liquidity risk. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain Board committees, including the Executive Loan, Audit & Risk, and ALCO.

Audit & Risk Committee

The Company maintains an Audit & Risk Committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which consisted of Chairman Peter E. Maricondo and Directors Dr. Mark S. Brody, Wayne Courtright, David D. Dallas, and Dr. Mary E. Gross during the fiscal year ended December 31, 2024. The Audit & Risk Committee met four (4) times in 2024. All Directors who serve on the Audit & Risk Committee are “independent” under the heightened NASDAQ listing standards and the SEC’s rules applicable to audit committees. The Board has determined that Chairman Peter E. Maricondo and Directors Dr. Mark S. Brody, Wayne Courtright, and Dr. Mary E. Gross are considered “Audit & Risk Committee financial experts” as defined in Item 401(h) of the SEC’s Regulation S-K.

The Audit & Risk Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Board has adopted a written charter setting forth the functions of the Audit & Risk Committee. The functions of the Audit & Risk Committee are to: (i) monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements; (ii) monitor the independence and performance of the Company's external financial auditor (external auditor) and internal auditor; (iii) review and monitor the Company's compliance with all anti-money laundering laws and regulations applicable to it, including, but not limited to the Bank Secrecy Act and the USA Patriot Act and regulations and policies thereunder; (iv) provide an avenue of communication among the external and internal auditors and the Board; (v) review and monitor compliance with the Company's policies, procedures and practices; and (vi) identify, evaluate, and review policies for Management to utilize in managing the risk profile inherent in, and associated with, the Company’s strategy and business plans. The Audit & Risk Committee reviews this charter annually in order to assure compliance with current SEC and NASDAQ rule-making and to assure that the Audit & Risk Committee’s functions and procedures are appropriately defined and implemented. A copy of the Company’s Audit & Risk Committee charter is available on the Company’s website at www.unitybank.com.

The Audit  & Risk Committee also reviews and evaluates the recommendations of the Company’s independent certified public accountant, receives all reports of examination of the Company and the Bank by regulatory agencies, analyzes such regulatory reports, and informs the Board of the results of their analysis of the regulatory reports. In addition, the Audit & Risk Committee receives reports directly from the Company’s internal auditors and recommends any action to be taken in connection therewith.

Human Resources (“HR”)/Compensation Committee

The HR/Compensation Committee consisted of Chairman Dr. Mark S. Brody and Directors Peter E. Maricondo, Raj Patel, and Donald E. Souders, Jr. during the fiscal year ended December 31, 2024. The HR/Compensation Committee met three (3) times in 2024. As of the date hereof, each member is considered to be “independent” for purposes of NASDAQ Compensation Committee standards.

The HR/Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibilities with respect to human resources issues, policies relating to human resources and compensation of employees, including executive compensation. The HR/Compensation Committee performs functions that include monitoring human resources and compensation issues and practices, both internally and in the marketplace, conducting surveys and studies as to these issues, keeping abreast of current developments in the relevant fields, developing compensation ranges/grades, human resources policies, and employment manual updates. Based on the results of its activities, the HR/Compensation Committee recommends the compensation for the Chief Executive Officer, the Chief Financial Officer, and for the members of the Company’s Board. This compensation is then approved by the Company’s Board. The HR/Compensation Committee does not delegate its authority regarding compensation for the Chief Executive Officer, the Chief Financial Officer, and for the members of the Company’s Board. Currently, no consultants are engaged or used by the HR/Compensation Committee for purposes of determining or recommending compensation levels.

The Board of Directors has adopted a written charter for the HR/Compensation Committee which is available on the Company’s website at www.unitybank.com.

HR/Compensation Committee Interlocks and Insider Participation

There are no HR/Compensation Committee “interlocks”, as defined in applicable SEC regulations. This means that no executive officer of the Company or the Bank served as a director or member of the Compensation Committee of another entity where one of their executive officers served as a member of the Company’s HR/Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consisted of Chair Dr. Mary E. Gross and Directors Robert H. Dallas, II, Donald E. Souders, Jr., and Aaron Tucker during the fiscal year ended December 31, 2024. The Corporate Governance and Nominating Committee met two (2) times in 2024. In accordance with the marketplace rules of the Nasdaq Global Market, the Corporate Governance and Nominating Committee is currently, and was during 2024, composed entirely of independent non-management members of the Board of Directors. The committee operates under a written charter approved by the Board. A copy of the charter is available on the Company’s website at www.unitybank.com.

The Corporate Governance and Nominating Committee’s responsibilities include:

●	Developing and recommending to the Board a set of corporate governance principles applicable to the Company and fulfilling the duties of the Committee as specified in such governance principles. These guidelines are available on the Company’s website at www.unitybank.com;
●	Assisting the Board in determining the size and composition of the Board of Directors and its Committees;
●	Assisting the Board in identifying qualified individuals to be considered for nomination by the Board for election as directors at any meeting of shareholders, including considering proposals made by shareholders and others to nominate specific individuals to the Board of Directors;
●	Overseeing the annual evaluation of the Board.

The Corporate Governance and Nominating Committee carefully considers all candidates for Director that are recommended by the Company’s shareholders and will not evaluate such candidate recommendations any differently from the way it evaluates candidates recommended by the Corporate Governance and Nominating Committee. In its evaluation of each proposed candidate, the Corporate Governance and Nominating Committee considers many factors including, without limitation, the individual’s experience, character, demonstrations of judgment and ability, and financial and other special expertise. The Corporate Governance and Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating, and selecting suitable candidates for Director. Please see the “Other Matters” section of this document for details regarding shareholder recommendation and proposal requirements.

Communications with the Board of Directors

The Company encourages shareholder communications with the Board of Directors. All such communications should be directed to the Chief Financial Officer or Chief Executive Officer of the Company, who will circulate them to the other members of the Board. The Board does not screen shareholder communications through Management.

Code of Ethics

The Company has adopted a Code of Ethics in accordance with SEC regulations, which applies to the Company’s Chief Executive Officer, Chief Financial Officer, all other officers, employees, and the Board of Directors. The Code of Ethics addresses responsibilities regarding recognizing and avoiding situations which may be in conflict with or prejudicial to the interest of the Company or appear to cause a conflict of interest. The Code of Ethics is available in the Investor Relations section of the Company’s website located at www.unitybank.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024, was Wolf & Company P.C.. Representatives of Wolf & Company P.C. are expected to participate in the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to the Company’s Independent Registered Public Accounting Firm for the Fiscal Years 2024 and 2023

	Wolf & Co. P.C.
	2024	2023
Audit fees (1)	$305,000	$331,048
Non Audit related fees (2)(3)	17,680	39,680
Total	$322,680	$370,728

(1)	Includes those fees required for reporting on the Company’s consolidated financial statements and audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.
(2)	Includes fees related to data security tools, and certain IT services.
(3)	For 2024, permissible non-audit services included software provided by Wolf & Company P.C. relating to cybersecurity monitoring protocols. For 2023, permissible non-audit services included software and certain IT services provided by Wolf & Company P.C. relating to cyber security monitoring protocols.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit & Risk Committee generally pre-approves all audit and permissible non-audit services provided by the independent external auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit & Risk Committee has adopted a policy for the pre-approval of services provided by the independent external auditors. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is limited as to the particular service or category of services and is subject to a specific budget. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit & Risk Committee has approved an exception to this pre-approval policy, allowing Management to engage the Company’s independent auditor to provide permissible non-audit services, provided that the total cost of such services, in aggregate, does not exceed $10,000 in any year. Management will then report the engagement to the Audit & Risk Committee at its next meeting. All audit services provided by Wolf & Company P.C. to the Company for the fiscal years ended 2024 and 2023 were approved by the Audit & Risk Committee. There were no additional permissible non-audit services provided by Wolf & Company P.C. for the fiscal years ended 2024 and 2023.

Report of the Audit & Risk Committee

The Audit & Risk Committee meets at least four (4) times annually to fulfill responsibilities related to Audit and frequently as needed to address its risk related functions. The Audit & Risk Committee meets periodically with Management, Wolf & Company P.C., the Company’s independent registered public accounting firm, and the Company’s internal auditors, who have unrestricted access to the Audit & Risk Committee.

Management of the Company has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent registered public accounting firm audits internal controls and the financial statements prepared by Management, expresses an opinion as to whether those financial statements fairly represent the financial position, results of operations, and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discusses with the Audit & Risk Committee any issues they believe should be raised with the Committee.

In connection with this year’s financial statements, the Audit & Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Wolf & Company P.C., the Company’s independent registered public accounting firm. The Audit & Risk Committee has discussed with Wolf & Company P.C. the matters required to be discussed by PCAOB Auditing Standards No. 16, Communications with Audit & Risk Committees. The Audit & Risk Committee also received the written disclosures and letters from Wolf & Company P.C.

that are required by PCAOB Ethics and Independence Rule 3526, Communication with Audit & Risk Committee Concerning Independence, and have discussed such independence with representatives of Wolf & Company P.C.

Based on these reviews and discussions, the Audit & Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the U.S. SEC.

Peter E. Maricondo, Chairman

Dr. Mark S. Brody

Wayne Courtright

David D. Dallas

Dr. Mary E. Gross

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2025, certain information concerning the ownership of shares of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (“NEO”) still currently active as described in this Proxy Statement under the caption “Executive Compensation,” and (iv) all Directors and Executive Officers of the Company as a group.

	Number of Shares
Name and Position with Company (1)	Beneficially Owned (2)		Percent of Class
Dr. Mark S. Brody, Director	382,519	(3)	3.72%
Wayne Courtright, Director	138,471	(4)	1.35%
David D. Dallas, Chairman	1,834,986	(5)	17.82%
Robert H. Dallas, II, Director	1,823,605	(6)	17.71%
Dr. Mary E. Gross, Director	26,654	(7)	0.26%
Peter E. Maricondo, Director	66,372	(8)	0.64%
Raj Patel, Director	66,322	(9)	0.64%
Aaron Tucker, Vice Chairman	87,573	(10)	0.85%
James A. Hughes, President, Chief Executive Officer and Director	299,514	(11)	2.91%
George Boyan, EVP and Chief Financial Officer	47,782	(12)	0.46%
Vincent Geraci, FSVP and Director of Mortgage Lending	8,312	(13)	0.08%
James Donovan, FSVP and Chief Lending Officer	4,975	(14)	0.05%
Daniel Sharabba, SVP and Chief Retail Officer	4,459	(15)	0.04%
Directors and Executive Officers of the Company as a Group (16 persons)	3,055,479	(16)	29.68%
5% Shareholders: (1)
BlackRock, Inc	526,171	(17)	5.30%

(1)	The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The address for all other listed persons is c/o Unity Bank, 64 Old Highway 22, Clinton, NJ 08809.
(2)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children, or relatives sharing the same home; (ii) by entities owned or controlled by the named person; and (iii) by other persons if the named person has the right to acquire such shares within sixty (60) days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.
(3)	Includes 24,774 shares in Dr. Brody’s own name, 33,592 shares held jointly with his spouse, and 18,400 shares issuable upon the exercise of immediately exercisable options. Also includes 40,102 shares registered to Financial Planning Analysts and owned by Dr. Brody, 13,436 shares in an SEP-IRA account in his own name, and 247,465 shares held in a master account at Financial Planning Analysts over which Dr. Brody has no voting authority but has dispositive power. Also includes a total of 4,750 shares of Restricted Stock (see number 18 below for grant details).
(4)	Includes 71,796 shares in Mr. Courtright’s own name, 45,000 shares in an IRA in his own name, and 16,800 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,875 shares of Restricted Stock (see number 19 below for grant details).
(5)	Includes 38,476 shares in Mr. David Dallas’ own name and 17,333 shares issuable upon the exercise of immediately exercisable options. Shares also disclosed as beneficially owned by Mr. Dallas include 1,773,396 shares held by Dallas Financial Holdings LLC, a company for which Mr. Dallas is a 50% owner, which are also disclosed as beneficially owned by Mr. Robert H. Dallas, II. Also includes a total of 4,875 shares of Restricted Stock (see number 19 below for grant details) and 906 unrestricted shares issued through its Dividend Reinvestment Plan.
(6)	Includes 27,303 shares in Mr. Robert Dallas’ own name and 17,300 shares issuable upon the exercise of immediately exercisable options. Shares also disclosed as beneficially owned by Mr. Dallas include 1,773,396 shares held by Dallas Financial Holdings LLC, a company for which Mr. Dallas is a 50% owner, which are also disclosed as beneficially owned by Mr. David D. Dallas. Also includes a total of 4,750 shares of Restricted Stock (see number 18 below for grant details) and 856 unrestricted shares issued through its Dividend Reinvestment Plan.
(7)	Includes 18,479 shares in Dr. Gross’ own name and 3,300 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,875 shares of Restricted Stock (see number 19 below for grant details).
(8)	Includes 41,497 shares in Mr. Maricondo’s own name and 20,000 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,875 shares of Restricted Stock (see number 19 below for grant details).
(9)	Includes 53,372 shares in Mr. Patel’s own name and 8,200 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,750 shares of Restricted Stock (see number 18 below for grant details).
(10)	Includes 60,123 shares in Mr. Tuckers’ own name and 22,700 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,750 shares of Restricted Stock (see number 18 below for grant details).
(11)	Includes 144,308 shares in Mr. Hughes’ own name, 9,382 shares held in his 401(k), and 100,000 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 45,000 shares of Restricted Stock (see number 20 below for grant details) and 824 unrestricted shares issued through a Dividend Reinvestment Plan.
(12)	Includes 17,642 shares in Mr. Boyan’s own name. Also includes a total of 28,750 shares of Restricted Stock (see number 21 below for grant details) and 1,391 unrestricted shares issued through a Dividend Reinvestment Plan.
(13)	Includes a total of 8,312 shares of Restricted Stock in Mr. Geraci’s own name (see number 22 below for grant details).
(14)	Includes a total of 4,975 shares of Restricted Stock in Mr. Donovan’s own name (see number 23 below for grant details).
(15)	Includes 433 shares in Mr. Sharabba’s own name. Also includes a total of 4,000 shares of Restricted Stock (see number 24 below for grant details) and 26 unrestricted shares issued through a Dividend Reinvestment Plan.
(16)	Includes shares issuable upon the exercise of immediately exercisable options as described in the preceding notes.
(17)	All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G filed with the U.S. SEC on February 4, 2025.
(18)	The details of the restricted stock grants for all Directors holding 4,750 shares of Restricted Stock as of February 28, 2025, are as follows:
●	500 shares remaining unvested of an original grant of 2,000 shares granted on January 3, 2022, which vest in 500 share increments over four (4) years commencing January 3, 2023; and
●	1,000 shares remaining unvested of an original grant of 2,000 shares granted on January 3, 2023, which vest in 500 share increments over four (4) years commencing January 3, 2024; and
●	1,650 shares remaining unvested of an original grant of 2,200 shares granted on January 2, 2024, which vest in 550 share increments over four (4) years commencing January 2, 2025; and
●	1,600 shares granted on January 27, 2025, which vest in 400 share increments over four (4) years commencing January 27, 2026.

(19)	The details of the restricted stock grants for all Directors holding 4,875 shares of Restricted Stock as of February 28, 2025, are as follows:
●	625 shares remaining unvested of an original grant of 2,500 shares granted on January 2, 2022, which vest in 625 share increments over four (4) years commencing January 3, 2023; and
●	1,000 shares remaining unvested of an original grant of 2,000 shares granted on January 3, 2023, which vest in 500 share increments over four (4) years commencing January 3, 2024; and
●	1,650 shares remaining unvested of an original grant of 2,200 shares granted on January 2, 2024, which vest in 550 share increments over four (4) years commencing January 2, 2025; and

●	1,600 shares granted on January 27, 2025, which vest in 400 share increments over four (4) years commencing January 27, 2026.

(20)	The details of the restricted stock grants for all Executives holding 45,000 shares of Restricted Stock as of February 28, 2025, are as follows:
●	2,500 shares remaining unvested of an original grant of 10,000 shares granted on March 25, 2021, which vest in 2,500 share increments over four (4) years commencing March 25, 2022; and
●	2,000 shares remaining unvested of an original grant of 8,000 shares granted on August 31, 2021, which vest in 2,000 share increments over four (4) years commencing August 31, 2022; and
●	9,000 shares remaining unvested of an original grant of 18,000 shares granted on March 16, 2022, which vest in 4,500 share increments over four (4) years commencing March 16, 2023; and
●	13,500 shares remaining unvested of an original granted of 18,000 shares granted on May 5, 2023, which vest in 4,500 share increments over four (4) years commencing May 5, 2024; and
●	18,000 shares granted on March 8, 2024, which vest in 4,500 share increments over four (4) years commencing March 8, 2025.

(21)	The details of the restricted stock grants for all Executives holding 28,750 shares of Restricted Stock as of February 28, 2025, are as follows:
●	2,500 shares remaining unvested of an original grant of 10,000 shares granted on April 5, 2021, which vest in 2,500 share increments over four (4) years commencing April 5, 2022; and
●	6,000 shares remaining unvested of an original grant of 12,000 shares granted on March 16, 2022, which vest in 3,000 share increments over four (4) years commencing March 16, 2023; and
●	8,250 shares remaining unvested of an original granted on May 5, 2023, which vest in 2,750 share increments over four (4) years commencing May 5, 2024.
●	12,000 shares granted on March 8, 2024, which vest in 3,000 share increments over four (4) years commencing March 8, 2025.

(22)	The details of the restricted stock grants for all Executives holding 8,312 shares of Restricted Stock as of February 28, 2025, are as follows:
●	812 shares remaining unvested of an original grant of 3,250 shares granted on December 10, 2021, which vest in 812 or 813 share increments over four (4) years commencing December 10, 2022; and
●	1,500 shares remaining unvested of an original grant of 3,000 shares granted on December 9, 2022, which vest in 750 share increments over four (4) years commencing December 9, 2023.
●	3,000 shares remaining unvested of an original grant of 4,000 shares granted on January 2, 2024, which vest in 1,000 share increments over four (4) years commencing January 2, 2025; and
●	3,000 shares granted on January 27, 2025, which vest in 750 share increments over four (4) years commencing January 27, 2026.

(23)	The details of the restricted stock grants for all Executives holding 4,975 shares of Restricted Stock as of February 28, 2025, are as follows:
●	500 shares remaining unvested of an original grant of 1,000 shares granted on May 18, 2022, which vest in 250 share increments over four (4) years commencing May 18, 2023; and
●	1,000 shares remaining unvested of an original grant of 2,000 shares granted on December 9, 2022, which vest in 500 share increments over four (4) years commencing December 9, 2023; and
●	1,875 shares remaining unvested of an original grant of 2,500 shares granted on January 2, 2024, which vest in 625 share increments over four (4) years commencing January 2, 2025; and
●	1,600 shares granted on January 27, 2025, which vest in 400 share increments over four (4) years commencing January 27, 2026.

(24)	The details of the restricted stock grants for all Executives holding 4,000 shares of Restricted Stock as of February 28, 2025, are as follows:
●	750 shares remaining unvested of an original grant of 1,000 shares granted on June 12, 2023, which vest in 250 share increments over four (4) years commencing June 12, 2024; and
●	1,500 shares remaining unvested of an original grant of 2,000 shares granted on January 2, 2024, which vest in 500 share increments over four (4) years commencing January 2, 2025.
●	1,750 shares granted on January 27, 2025, which vest in 437 or 438 share increments over four (4) years commencing January 27, 2026.

None of the shares disclosed on the table above are pledged as security for any extension of credit.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources/Compensation Committee (the “Committee”), the Company, and its senior management are all committed to a pay-for-performance philosophy. This Compensation Discussion and Analysis (CD&A) provides information about the strategies and policies developed to ensure that senior executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our named executive officers (“NEOs”) for 2024 were:

Name	Title
James A. Hughes	President and Chief Executive Officer
George Boyan	Executive Vice President and Chief Financial Officer
Vincent Geraci	First Senior Vice President and Director of Mortgage Lending
James Donovan	First Senior Vice President and Chief Lending Officer
Daniel Sharabba	Senior Vice President and Chief Retail Officer

Executive Summary

During the 2024 fiscal year, the Company achieved a 49.84% increase in total shareholder return, significantly outperforming our peer indices, as shown below.

	Fiscal Year Ending
	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024
Unity Bancorp, Inc.	100.00	79.49	120.75	127.69	140.94	211.19
KBW NASDAQ Bank Index	100.00	89.69	124.08	97.53	96.66	132.63
KBW NASDAQ Regional Banking Index	100.00	91.32	124.78	116.15	115.69	130.96
S&P 500 Index	100.00	118.39	152.34	124.73	157.48	196.85

The KBW NASDAQ Bank Index is designed to track the performance of large U.S. banks and thrifts. The KBW NASDAQ Regional Banking Index seeks to reflect regional banking performance.

Business Results

The Company increased diluted earnings per share by 5.7% from $3.84 per diluted share in 2023 to $4.06 per diluted share in 2024. We achieved this by growing net interest income and maintaining disciplined credit and expense management. In a challenging operating environment, we managed to expand our net interest margin by 10 basis points from 4.06% to 4.16% for the year ended December 31, 2024 over the year ended December 31, 2023. We continue to remain well positioned for increased long-term growth and profitability. During 2024, we accomplished the following:

●	Net interest income increased $3.6 million or 3.8 percent to $98.6 million from $95.0 million in the prior year.
●	Total gross loans increased $88.6 million, or 4.1 percent from the prior year.
●	Total deposits increased $176.2 million, or 9.2 percent from the prior year.

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●	Ensuring that our NEOs maintain and hold a significant equity interest in the Company by making restricted stock grants a significant part of the total compensation mix, thereby further aligning Management interests with those of our shareholders;
●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;
●	Providing a market competitive overall compensation package so that the Company may attract, retain, and reward highly qualified, motivated and productive executives; and
●	Rewarding individuals of greatest responsibility and achievement within a framework that is internally equitable.
●	As will be discussed below, the Committee determines the base and incentive compensation for our Chief Executive Officer and our Chief Financial Officer. Our Chief Executive Officer determines the base and annual compensation for our other executive officers, including our other NEOs.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis and our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay.

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our shareholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

What We Do:

●	Pay-for-Performance - We provide a significant portion of pay based on performance, whether through formula-based incentive plans or based on our review of Company/executive performance.
●	Sound Risk Management - We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features.
●	Claw Back - We have adopted a claw back policy requiring the return of incentive compensation in the event of a financial restatement.
●	Double-Trigger CIC - CIC benefits pursuant to employment or CIC agreements are only paid upon a termination event following a CIC.

What We Don’t Do:

●	Tax Gross-Ups - We do not provide excise tax gross-ups on benefits or in CIC agreements.
●	Stock Option Repricing - Our equity plan does not permit repricing of stock options that are out-of-the-money.
●	Vesting Periods – We impose vesting periods on awards of restricted stock or stock options.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain, and motivate leadership to support our growth and sustain our competitive advantage. Potential compensation is aligned with the competitive market and actual cash compensation is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components as well as cash and equity to determine our pay. Our compensation program is designed to support our business strategies, align pay with performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	• Provides a competitive level of fixed income based on role, experience, and individual performance
Annual Incentive Plan	• Motivates and rewards executives for performance based on Company and individual results
• Rewards vary based on performance
Equity Awards	• Aligns executives’ interests with those of shareholders through equity-based compensation
• Rewards executives’ for long-term shareholder value creation
• Encourages retention through multiple year vesting
Other Benefits	• Provides a base level of competitive compensation for executive talent
Employment Agreements/	• Provides employment security to key executives
Severance & Change in	• Focuses executives on company performance and transactions that are in the
Control ("CIC") Agreements	best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment
Retirement Benefits

• The Supplemental Executive Retirement Plan (the “SERP”) provides long-term compensation for our CEO while its vesting provisions help ensure that the Company will continue to receive the benefit of his service

• The Executive Incentive Retirement Plan (the “EIRP”) provides long-term compensation for our CFO
Deferred Compensation	• The Deferred Compensation Plan provides an award for past service, as well as encouraging continued service and as a method to attract future members of Management

Setting Annual Compensation

Roles & Responsibilities

Compensation Committee

The Human Resources/Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and CFO. The Committee is comprised solely of independent directors. The Committee receives input and data from the CEO, Finance, and Human Resource functions. The Committee does not currently utilize an outside compensation consultant.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and Chief Financial Officer, including base salary, annual incentive, equity awards, and other benefits and perquisites. The Committee reviews performance annually. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate.

Management

Although the Committee makes independent determinations on all matters related to compensation of the CEO, certain members of Management may be requested to attend or provide input to the Committee. The CEO makes an recommendation of the base salary of the CFO, which is then approved by the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

Although the Chief Executive Officer and the Chief Financial Officer may provide insight, suggestions, or recommendations regarding their compensation, they are not present during the Committee’s deliberations or vote. Only Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without Management present.

The Chief Executive Officer determines the compensation, including base salaries and incentive compensation, for our other executive officers, including our NEOs other than the Chief Executive Officer and the Chief Financial Officer. In determining the compensation of these officers, our Chief Executive Officer takes into account the Company’s performance, the executive’s performance, and market conditions and compensation rates.

2024 Executive Compensation Program and Pay Decisions

Base Salary

For 2024, it was determined that an increase in the base salary for each of the NEOs was appropriate based on a review of market data, performance assessments, and in consideration of the Company’s continued growth, strong performance, and improved credit quality. The table below summarizes the salaries effective as of December 31, 2024.

Executive	2023 Base Salary	2024 Base Salary	Increase
James A. Hughes	$735,000	$764,400	4.00%
George Boyan	390,000	450,000	15.38%
Vincent Geraci	450,000	470,000	4.44%
James Donovan	290,000	330,000	13.79%
Daniel Sharabba	225,000	275,000	22.22%

Annual Cash Incentive

An important element of our compensation program is our Executive Bonus Program which provides cash incentives to our Chief Executive Officer and our Chief Financial Officer. Awards under the Program are based on attaining pre-established corporate goals (50% of the total award) and Committee review of individual performance based on subjective goals (50% of the total award). The Chief Financial Officer’s subjective goal attainment is determined by the Chief Executive Officer, which is then ratified by the Committee. Each participant has a total target incentive opportunity expressed as a percentage of base salary. The 2024 incentive targets are summarized below:

Executive	Target Aggregate Incentive Opportunity
James A. Hughes	70.00%
George Boyan	50.00%

The Committee establishes performance measures on an annual basis for the portion of the awards based on corporate goals that are tied specifically to the Company’s financial performance. The Committee utilized the Company’s pre-provision net revenue vs. peer in 2024. The Committee decided that pre-provision net revenue would best reflect core income/performance while maintaining a reasonable and competitive potential payout. The weight and performance of each goal for 2024 is set forth in the following table:

Performance Measure	Weight	Threshold	Target	Cap
Pre-Provision Net Revenue (PPNR) ROAA vs. Peers (1)	25.00%	50.00%	100.00%	150.00%
Pre-Provision Net Revenue (PPNR) ROAE vs. Peers (1)	25.00%	50.00%	100.00%	150.00%

At the end of the year, the Committee determined a payout for Messrs. Hughes and Boyan based on an assessment of the Company’s performance under the quantitative financial measure set forth above (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

Performance Measure	2024 Performance	Result	Payout Factor
Pre-Provision Net Revenue (PPNR) ROAA vs. Peers (1)	242.72%	Cap	150.00%
Pre-Provision Net Revenue (PPNR) ROAE vs. Peers (1)	223.66%	Cap	150.00%

(1)	The Company’s peer group consists of Pennsylvania and New Jersey Community Banks with assets from $0.6 billion to $24.0 billion, excluding Subchapter S institutions.

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of Mr. Boyan’s performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2024, the Committee approved individual payouts based upon factors such as regulatory compliance, board interaction, strategic goals, and leadership.

Following is a summary of the incentive awards paid to executives:

Executive	2024 Target Annual Incentive Award	2024 Actual Annual Incentive Award	2024 Actual as % of Target
James A. Hughes	$535,080	$655,473	122.50%
George Boyan	225,000	275,625	122.50%

As discussed above, our Chief Executive Officer has full discretion to award incentive compensation to our NEOs other than the Chief Executive Officer and the Chief Financial Officer. In determining the amount of incentive compensation to be paid to each officer, our Chief Executive Officer considered factors such as the Company’s performance, the executive’s performance, the attainment of strategic goals, and the Company’s regulatory standing, among other factors. The table below sets forth the incentive compensation paid to our NEOs other than the Chief Executive Officer and the Chief Financial Officer in 2024:

Executive	2024 Actual Annual Incentive Award
Vincent Geraci	$-
James Donovan	55,000
Daniel Sharabba	45,000

Quarterly Cash Incentive

In our commitment to aligning employee incentives with company performance, we have implemented a quarterly Return on Assets (“ROA”) bonus program, for all employees, including the NEOs other than Mr. Hughes. This program awards a cash bonus based on a percentage tier system, directly linking the bonus amount to the Company's quarterly ROA. Employees will receive higher cash bonuses as the Company's ROA increases with a minimum floor and maximum cap. This initiative not only rewards individual efforts, but also promotes a collective drive towards achieving our organizational goals.

The table below illustrates the tier percentages required for ROA payouts:

Minimum ROA	Maximum ROA	Payout
1.50%	1.60%	$ 250
1.61%	1.65%	$ 300
1.66%	1.75%	$ 400
1.76%	N/A	$ 500

Equity-Based Awards

Equity awards granted to our Chief Executive Officer are based on the Committee’s assessment of business environment, affordability, and corporate and individual performance. Our Chief Executive Officer recommends the equity awards granted to our executive officers, including our NEOs other than the Chief Executive Officer, which are then approved by the Committee. We believe that equity grants, subject to multi-year vesting requirements, are an important component of the total compensation mix and an important retention tool for Executive Management. Once granted, restricted stock vests ratably over a four-year period.

Below is a summary of the grants awarded in 2024:

	Restricted Stock
Executive	# Shares	Grant Value ($)
James A. Hughes	18,000	$497,340
George Boyan	12,000	331,560
Vincent Geraci	4,000	118,360
James Donovan	2,500	73,975
Daniel Sharabba	2,000	59,180

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the Unity Bank 401(k) Retirement Plan which is offered to all Bank employees. Under the plan, the Bank matches 100% of employee contributions, up to 4.0% of an employee’s compensation and 50.0% of employee contributions in an amount greater than 4.0% of compensation, up to 6.0% of compensation. This match is available for all employees.

The Committee believes it is important to provide some retirement benefits to Executive Management, including Mr. Hughes, as the Company does not offer a traditional defined benefit pension plan, and the NEOs contributions to the Company’s 401(k) plan are capped due to the level of their compensation. Therefore, the Company and the Bank entered into a Supplemental Executive Retirement Plan ("SERP") with Mr. Hughes on January 1, 2014. The SERP will provide Mr. Hughes with certain supplemental non-qualified retirement benefits, and is described elsewhere in this proxy statement. The Committee believes the SERP is an important component of Mr. Hughes’ long term compensation.

Mr. Boyan is a participant in an Executive Incentive Retirement Plan (“EIRP”) which is described elsewhere in this proxy statement.

Mr. Boyan and Mr. Hughes are participants in the Bank’s Deferred Compensation Plan which is described elsewhere in this proxy statement. Mr. Sharabba joined the Bank’s Deferred Compensation Plan on December 27, 2024 for compensation earned in 2025.

Post-Termination Benefits for Company Executives

The Company is party to an employment agreement with Mr. Hughes and a retention agreement with Mr. Boyan. Both agreements include Change in Control (“CIC”) provisions. The Company further maintains CIC Agreements with Mr. Geraci and Mr. Donovan. These agreements are described elsewhere in this Proxy Statement under the heading “Potential Payments Upon Termination or CIC”.

Additional Information about our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards, and other considerations.

Policy on Incentive Compensation Clawback

The Company has adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered, and an overall risk assessment with respect to the plans.

We have determined that risks arising from our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and Management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and Management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their NEOs. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible.

Report of the Compensation Committee

The Human Resources/Compensation Committee has reviewed and discussed the CD&A, contained in this proxy statement with Management. Based on the Committee’s review of and discussion with Management with respect to the CD&A, the Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

The foregoing report is provided by the Human Resources/Compensation Committee of the Board of Directors:

Dr. Mark S. Brody, Chairman

Peter E. Maricondo

Raj Patel

EXECUTIVE COMPENSATION

The following table sets forth compensation paid to the Chief Executive Officer, Chief Financial Officer and the next three (3) other most highly compensated executive officers of the Company earning in excess of $100,000 (the NEOs) as of the fiscal year ended December 31, 2024.

					Non-equity
Name and				Stock	Cash Incentive	Primary
Principal				Awards	Plan	Compensation	All Other
Position	Year	Salary ($)	Bonus ($)	($)*	Compensation ($)	Total ($)	Compensation ($)	Total ($)
		(1)	(2)	(3)	(4)	(5)
James A. Hughes	2024	764,400	—	497,340	655,473	1,917,213	1,382,895	3,300,108
President/CEO	2023	735,000	—	371,520	587,530	1,694,050	666,412	2,360,462
	2022	700,000	—	507,240	558,600	1,765,840	441,417	2,207,257
George Boyan	2024	450,000	1,250	331,560	275,625	1,058,435	126,777	1,185,212
EVP/CFO	2023	390,000	1,000	227,040	223,300	841,340	92,831	934,171
	2022	360,000	1,000	338,160	205,200	904,360	68,920	973,280
Vincent Geraci	2024	470,000	1,250	118,360	—	589,610	36,159	625,769
FSVP/Director	2023	450,000	114,576	—	—	564,576	34,612	599,188
of Mtg Lending	2022	425,000	315,589	82,380	—	822,969	33,362	856,331
James Donovan	2024	330,000	56,250	73,975	—	460,225	36,316	496,541
FSVP/Chief	2023	290,000	45,500	—	—	335,500	39,468	374,968
Lending Officer	2022	170,172	35,750	83,120	—	289,042	18,733	307,775
Daniel Sharabba	2024	275,000	46,250	59,180	—	380,430	29,414	409,844
SVP/Chief	2023	117,190	18,632	23,660	—	159,482	9,428	168,910
Retail Officer	2022	—	—	—	—	—	—	—

*Restricted Stock

(1)	Mr. Donovan began his employment on May 9, 2022 and Mr. Sharabba began his employment on June 12, 2023.
(2)	Includes the quarterly ROA bonus program described above.
(3)	Represents the full grant date fair value of the award. The awards are subject to vesting requirements. See Note 14 to our audited financial statements, for additional information.
(4)	Of these awards, $589,926 of Mr. Hughes’ 2024 non-equity incentive plan award, $527,877 of the 2023 non-equity plan award and $502,740 of the 2022 non-equity plan award was credited to his deferred compensation plan. Additionally, $55,125 of Mr. Boyan’s 2024 non-equity incentive plan award, $44,460 of the 2023 non-equity plan award and $30,780 of the 2022 non-equity plan award was credited to his deferred compensation plan.
(5)	Represents executive’s salary and both equity and non-equity compensation plans.

The components of all other compensation are provided in the table below:

		SERP/EIRP	Deferred Compensation		Total Other
Name	Year	Contributions ($)	Interest Accrued ($)	Other ($)*	Compensation ($)
James A. Hughes	2024	1,037,967	313,586	31,342	1,382,895
President/CEO	2023	426,674	205,361	34,377	666,412
	2022	335,880	74,490	31,047	441,417
George Boyan	2024	82,442	11,451	32,884	126,777
EVP/CFO	2023	66,453	3,334	23,044	92,831
	2022	55,546	-	13,374	68,920
Vincent Geraci	2024	-	-	36,159	36,159
FSVP/Director of Mortgage Lending	2023	-	-	34,612	34,612
	2022	-	-	33,362	33,362
James Donovan	2024	-	-	36,316	36,316
FSVP/Chief Lending Officer	2023	-	-	39,468	39,468
	2022	-	-	18,733	18,733
Daniel Sharabba	2024	-	-	29,414	29,414
SVP/Chief Retail Officer	2023	-	-	9,428	9,428
	2022	-	-	-	-

* Other includes auto usage, country club membership, employer 401(k) match, employer paid medical, dental, life, short-term disability, and long- term disability insurance.

Grants of Plan-Based Awards

							Stock		Grant Date
							Awards:	Market	Fair Value
			Estimated future payouts				Shares of	Price on	of Stock and
		Approval	under non-equity incentive			Grant	Stock or	Grant	Options
Name	Grant Date	Date	plan awards ($)			Type	Units (#)	Date ($)	Awards ($)
		(1)	Threshold (2)	Target (3)	Max (4)		(5)
James A.		3/5/2025	401,310	535,080	668,850
Hughes	3/8/2024	3/7/2024				Restricted stock	18,000	27.63	497,340
George		3/5/2025	168,750	225,000	281,250
Boyan	3/8/2024	3/7/2024				Restricted stock	12,000	27.63	331,560

(1)	The fiscal year 2024 earned non-equity incentive awards were approved by the HR/Compensation Committee on February 27, 2025, contingent on the 10-K filing, to be paid after the 10-K filing.
(2)	The threshold assumes 50% attainment of corporate performance factors.
(3)	The target represents 100% of the target payout.
(4)	The maximum represents 125% of the target payout.
(5)	Represents shares of restricted stock granted under the 2023 Equity Compensation Plan. These shares vest annually in four (4) equal installments commencing with the first anniversary of the grant date subject to continued employment through the vesting date. These shares have the right to vote and receive dividends.

Option Exercises and Stock Vested

The table below details the options and restricted stocks acquired, along with their respective values at the time of acquisition in 2024:

	Option Awards		Stock Awards
	Number of shares	Value Realized	Number of shares	Value Realized
Name	acquired on exercise (#)	on exercise ($)	acquired on vesting (#)	on vesting ($)
James A. Hughes	16,490	530,177	15,000	432,330
George Boyan	-	-	8,250	227,435
Vincent Geraci	2,500	28,736	1,938	88,296
James Donovan	-	-	750	29,795
Daniel Sharabba	-	-	250	6,590

Employment Agreement

The Company and the Bank are parties to an Amended and Restated Employment Agreement with Mr. Hughes.

Under this Amended and Restated Employment Agreement, Mr. Hughes will receive an annual base salary, subject to annual review and, in the discretion of the HR/Compensation Committee of the Board of Directors of the Company (“Committee”), adjustments based on factors deemed appropriate by the Committee. Mr. Hughes may also receive such additional cash bonuses as the Committee may authorize in its discretion. Mr. Hughes is entitled to participate in such benefit programs as are made available to employees of the Company, and to participate in such stock option or stock bonus plans as the Committee may, in its discretion, determine. Mr. Hughes’ agreement contains provisions for the payment of severance and payments upon a CIC. See “Potential Payments upon Termination or CIC.”

Non-qualified Deferred Compensation - Supplemental Executive Retirement Plan

The Company and the Bank entered into a Supplemental Executive Retirement Plan (“SERP") with Mr. Hughes on January 1, 2014, which was amended on October 25, 2018. The SERP will provide Mr. Hughes with certain supplemental non-qualified retirement benefits.

Upon separation from service after age 66, Mr. Hughes will be entitled to an annual benefit in an amount equal to sixty (60) percent of the average of his base salary for the thirty-six months immediately preceding his separation from service for reasons other than Cause. The retirement benefit shall be adjusted annually thereafter by a percentage equal to the Consumer Price Index as reported by the U.S. Bureau of Labor Statistics for All Urban Consumers (CPI-U). The maximum number of annual payments to Mr. Hughes shall be fifteen (15). In the event of Mr. Hughes' passing, his SERP will be transferred to his beneficiaries, subject to the plan's provisions.

The following table sets forth certain information regarding non-qualified deferred compensation benefits during the Company’s fiscal year ended December 31, 2024:

		Executive	Registrant	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate balance
Name	Plan	Last FY ($)	Last FY ($)*	Last FY ($)	Distributions ($)	at last FYE ($)
James A. Hughes	SERP	-	1,037,967	-	-	6,322,019

* Registrant Contributions represent U.S. GAAP expense recognized during the fiscal year ended December 31, 2024.

Non-qualified Deferred Compensation - Executive Incentive Retirement Plan

The Company is party to an Executive Incentive Retirement Plan (“EIRP”) with Mr. Boyan, which was entered into on February 24, 2022.

The EIRP is an unfunded, non-qualified deferred compensation plan. For any Year, a guaranteed annual Deferral Award percentage of seven and one half percent (7.5%) of the participant’s annual base salary shall be credited to each participant’s Deferred Benefit Account. A discretionary annual Deferral Award equal to any amount up to seven and one half percent (7.5%) of the participant’s annual base salary may be credited to the participant’s account in addition to the guaranteed Deferral Award, if the Bank exceeds the benchmarks set forth in the Annual Executive Bonus Matrix. The total Deferral Award shall never exceed fifteen percent (15%) of annual base salary for any given Year. Each participant shall be immediately one hundred percent (100%) vested in all Deferral Awards as of the date they are awarded.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings Accrued	Withdrawals/	balance at last
Name	Plan	Last FY ($)	Last FY ($)	in Last FY ($)	Distributions ($)	FYE ($)
George Boyan	EIRP	-	58,500	14,942	-	183,670

The following table sets forth information regarding outstanding equity awards to the NEOs at December 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (12/31/24)
	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive Plan					Incentive	Incentive Plan
	Number of	Number of	Awards;					Plan Awards:	Awards: Market
	Securities	Securities	Number of			Number of	Market Value	Number of	or Payout Value
	Underlying	Underlying	Securities			Shares or	of Shares or	Unearned	of Unearned
	Unexercised	Unexercised	Underlying			Units of	Units of	Shares, Units	Shares, Units or
	Options	Options	Unexercised	Option	Option	Stock That	Stock That	or Other Rights	Other Rights
	Exercisable	Unexercisable	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have Not
Name	(#)	(#)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested (#)
James A. Hughes	11,000	-	-	8.95	2/25/2026	2,500	109,025	-	-
	10,000	-	-	21.15	3/9/2028	2,000	87,220	-	-
	14,000	-	-	18.77	12/21/2028	9,000	392,490	-	-
	25,000	-	-	20.61	3/12/2029	13,500	588,735	-	-
	15,000	-	-	16.27	3/16/2030	18,000	784,980	-	-
	25,000	-	-	20.56	3/25/2031	-	-	-	-
George Boyan	-	-	-	-	-	2,500	109,025	-	-
	-	-	-	-	-	6,000	261,660	-	-
	-	-	-	-	-	8,250	359,783	-	-
	-	-	-	-	-	12,000	523,320
Vincent Geraci	-	-	-	-	-	812	35,411	-	-
	-	-	-	-	-	1,500	65,415	-	-
	-	-	-	-	-	4,000	174,440	-	-
James Donovan	-	-	-	-	-	500	21,805	-	-
	-	-	-	-	-	1,000	43,610	-	-
	-	-	-	-	-	2,500	109,025	-	-
Daniel Sharabba	-	-	-	-	-	750	32,708	-	-
	-	-	-	-	-	2,000	87,220	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement

Mr. Hughes’ employment may be terminated at any time for “cause” as defined in the Employment Agreement, or without “cause.”  In the event that Mr. Hughes is terminated without “cause” or resigns for “good cause” (as defined under the Employment Agreement and discussed below), he is entitled to receive a severance amount equal to 18 months of their then current base salary. Such amount shall be paid in equal installments in the same manner in which Mr. Hughes’ compensation was paid through the date of termination. Mr. Hughes will also continue to receive hospital, health, medical, and life insurance and such other benefits to which he had been entitled at the date of termination for such 18-month period, unless and until Mr. Hughes obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Hughes. “Good Cause” under the Employment Agreement includes a material reduction in Mr. Hughes’ duties and responsibilities or any reduction in their base salary.

In addition, if Mr. Hughes’ employment with the Company or any successor terminates within 18 months after a “CIC” of the Company, as defined under the Employment Agreement (regardless of the reason for such termination), Mr. Hughes will be entitled to receive an amount equal to 18 months of their then current base salary plus any cash bonus received by Mr. Hughes during the preceding fiscal year. Such amount shall be paid in installments in the same manner in which Mr. Hughes’ compensation was paid through the date of termination. The Company, or its successor, will be required to maintain Mr. Hughes’ hospital, health, medical, and life insurance coverage during the 18-month period following their termination, unless and until Mr. Hughes obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Hughes. All unvested stock awards previously granted to Mr. Hughes shall accelerate and immediately vest upon the occurrence of a CIC.

Mr. Hughes’ employment agreement defines a CIC as including:  any event requiring the filing of a Current report on Form 8-K to announce a CIC; any person acquiring 35% or more of the Company’s voting power; if persons who serve on the Board at the beginning of the period fail to make up a majority of the Board at the end of the period; if the Company fails to satisfy the listing criteria for any exchange on which its shares are traded due to the number of shareholders or the number of round lot holders; or if the Board of the Company approves any transaction after which the shareholders of the Company fail to control 51% of the voting power of the resulting entity.

Furthermore, if Mr. Hughes’ employment with the Company terminates within 18 months after the Company consummates a “Significant Acquisition,” as defined under the Employment Agreement (regardless of the reason for such termination), Mr. Hughes will be entitled to receive an amount equal to 18 months of their then current base salary plus any cash bonus received by Mr. Hughes during the preceding fiscal year. Such amount shall be paid in installments in the same manner in which Mr. Hughes’ compensation was paid through the date of termination. In the event Mr. Hughes becomes entitled to the foregoing amounts due to this termination within 18 months of a Significant Acquisition, all unvested stock awards previously granted to Mr. Hughes shall accelerate and immediately vest upon such termination.

“Significant Acquisition” under the Employment Agreement means an acquisition by the Company pursuant to which, as all or part of the consideration for such acquisition, the Company issues to the shareholders of the acquired entity such number of voting securities as shall equal 25% or more of the then outstanding voting securities of the Company.

Following a CIC, Mr. Hughes is also subject to a non-compete covenant and a non-solicitation covenant with respect to officers and employees of the Company and the Bank, in each case for a period of 18 months following termination of Mr. Hughes’ employment. Mr. Hughes would be entitled to 18 months of their then current base salary plus any cash bonus received by Mr. Hughes during the preceding fiscal year in exchange for agreeing to the non-compete and non-solicitation covenants.

Mr. Hughes’ Employment Agreement has a term of three (3) years; however, for each day elapsed during the term, a day will be added at the end of the term so that the term will be extended on a rolling basis to be three (3) years at any point in time, unless either party shall have provided written notice to the other of its desire to cease such extensions. In addition, the term of Mr. Hughes’ Employment Agreement shall terminate immediately upon the occurrence of any of the following, unless the Board of Directors of the Company and the Bank waive such termination: (i) the Company’s entering into a Memorandum of Understanding with the Federal Deposit Insurance Corporation (“FDIC”) or the New Jersey Department of Banking and Insurance (“NJDOBI”); (ii) a cease-and-desist order being issued with respect to the Company by the FDIC or the NJDOBI; or (iii) the receipt by the Company of any notice under a federal or state law which (in any way) restricts the payment of any amounts or benefits which may become due under Mr. Hughes’ Employment Agreement.

The following table summarizes the potential payments to Mr. Hughes if a triggering event occurred on December 31, 2024.

Payments and Benefits	Termination without cause	Termination following a CIC
Cash Compensation - CIC	$1,146,600	$1,802,073
Cash Compensation - Non-compete	-	1,802,073
Health Benefits	15,224	15,224
Accelerated Restricted Stock Vesting	-	1,962,450
Total	$1,161,824	$5,581,820

Retention Agreements

The Company also entered into a Retention Agreement with Mr. Boyan. The Retention Agreement provides that Mr. Boyan may be terminated at any time for “cause” as defined in the applicable Retention Agreement or without “cause.”  In the event that Mr. Boyan is terminated without “cause” or resigns for “good cause” (as defined under the applicable Retention Agreement and discussed below), Mr. Boyan is entitled to receive a severance amount equal to 12 months of their then current base salary. Such amount shall be paid in a lump sum payment (within 30 days of the termination of Mr. Boyan). In addition, Mr. Boyan will continue to receive hospital, health, medical, and life insurance to which he had been entitled at the date of termination for 12 months, unless and until Mr. Boyan obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Boyan. “Good Cause” under the Retention Agreement includes a material reduction in Mr. Boyan’s duties and responsibilities or any reduction in their base salary.

In addition, if Mr. Boyan’s employment with the Company or any successor terminates within 18 months after a CIC of the Company, as defined under the Retention Agreement (regardless of the reason for such termination), Mr. Boyan will be entitled to receive an amount equal to twice their annual base salary and cash bonus at the date of termination. Such amount shall be paid in one lump sum payment (within 30 days of Mr. Boyan’s termination subsequent to a CIC). The Company or its successor will be required to maintain Mr. Boyan’s hospital, health, medical, and life insurance coverage for such 24-month period.

Furthermore, if Mr. Boyan’s employment with the Company terminates within 18 months after the Company consummates a “Significant Acquisition,” as defined under the Retention Agreement (regardless of the reason for such termination), Mr. Boyan will be entitled to receive an amount equal to twice the amount of their annual base salary and cash bonus at the date of termination. Such amount shall be paid  in one lump sum payment (within 30 days of the termination of Mr. Boyan subsequent to a “Significant Acquisition.”) The Company is also required to maintain Mr. Boyan’s hospital, health, medical, and life insurance benefits coverage during such 24-month period, unless and until Mr. Boyan obtains new employment during such period and such new employment provides for such benefits to be provided to them. In the event Mr. Boyan becomes entitled to the foregoing amounts due to termination within 18 months of a Significant Acquisition, all unvested stock awards previously granted to them shall accelerate and immediately vest upon such termination. “Significant Acquisition” under the Retention Agreement means an acquisition by the Company pursuant to which, as all or part of the consideration for such acquisition, the Company issues to the shareholders of the acquired entity such number of voting securities as shall equal 25% or more of the then outstanding voting securities of the Company. The Retention Agreement has a term of three years; however, in the event that the term of the Retention Agreement would terminate at any time after the Company has engaged in substantive negotiations regarding a transaction that would lead to a CIC, the Retention Agreement shall continue to remain in full force and effect until the earlier to occur of (i) the effectuation of the transaction leading to the CIC; or (ii) the termination of the negotiations for the proposed transaction, which would have resulted in the CIC. In addition, the term of each Retention Agreement shall terminate immediately upon the occurrence of any of the following, unless the Board of Directors of the Company and the Bank waive such termination: (i) the Company enters into a Memorandum of Understanding with the FDIC or the NJDOBI; (ii) a cease-and-desist order being issued with respect to the Company by the FDIC or the NJDOBI; or (iii) the receipt by the Company of any notice under a federal or state law which in any way restricts the payment of an award or benefits under the Retention Agreement.

The following table summarizes the potential payments to Mr. Boyan if a triggering event occurred on December 31, 2024.

Payments and Benefits	Termination without cause	Termination following a CIC
Cash Compensation - CIC	$450,000	$1,451,250
Health Benefits	9,384	18,767
Accelerated Vesting of Restricted Stock	-	1,253,788
Total	$459,384	$2,723,805

Change in Control Agreements

The Company also entered into CIC Agreements with Mr. Geraci and Mr. Donovan. If Mr. Geraci’s or Mr. Donovan’s employment with the Company or any successor terminates within twelve (12) months after a CIC of the Company, as defined under the CIC Agreements (regardless of the reason for such termination), then Mr. Geraci or Mr. Donovan will be entitled to receive an amount equal to 12 months of their annual base salary at the date of termination, plus the aggregate amount of any cash bonuses paid to them during the preceding fiscal year. Such amounts shall be paid in one lump sum payment (within 22 days of the executive’s termination subsequent to a CIC). The Company or its successor will be required to maintain the executive’s hospital, health, medical, and life insurance coverage for such 12-month period. All unvested stock award grants previously granted to the executive shall accelerate and immediately vest upon the occurrence of a CIC.

The following table shows the payout which would be made to Mr. Geraci and Mr. Donovan in the event employment is terminated following a CIC or significant acquisition on December 31, 2024:

Payments and Benefits	Vincent Geraci	James Donovan
Cash Compensation - CIC	$470,000	$385,000
Health Benefits	12,909	12,909
Accelerated Vesting of Restricted Stock	275,266	174,440
Total	$758,175	$572,349

CEO Pay Ratio

The following table sets forth in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, the total annual compensation paid to the Chief Executive Officer in relation to the median total annual compensation paid to all other employees as of the fiscal year ended December 31, 2024:

Year	CEO Total Compensation	Median Employee Compensation	Pay Ratio
2024	$3,300,108	$82,957	40:1

Median compensation was calculated by determining total annual compensation per employee in 2024 less CEO compensation. The parameters used to determine non-CEO employee compensation were consistent with the factors included in the Executive Compensation table and include salary compensation along with any cash and equity bonus paid. All other compensation primarily does not apply to non-executive employees and therefore is not factored into the calculation as it would have little to no effect on the median total. The methodologies used in determining median total annual compensation are in accordance with Item 402(c)(2)(x) of Regulation S-K, however the calculation method can vary company to company, making a direct comparison with other CEO pay ratios impractical.

Pay Vs. Performance

The Company believes that executive compensation should be structured in a way that aligns with long-term shareholder value. The following table illustrates compensation actually paid for our Principal Executive Officer and other NEOs as a group and the correlation with the company’s listed performance measures:

	Summary		Average Summary	Average	Value of Initial Fixed			Bank
	Compensation	Compensation	Compensation Table	Compensation	$100 Investment Based On:			Pre Provision
	Table Total For	Actually Paid to	Total for Non-PEO	Actually Paid to	Total Shareholder	Peer Group Total	Net Income	Net Revenue
Year	PEO ($)	PEO ($)	NEOs ($)	Non-PEO NEOs ($)	Return ($)	Shareholder Return ($)	(in millions)	(PPNR) ROAA
	(1)	(1)	(2)	(2)		(3)
2024	3,300,108	3,972,908	679,591	843,398	207.94	110.50	41.5	2.23
2023	2,360,462	2,503,103	544,748	575,735	139.49	104.92	39.7	2.32
2022	2,207,257	2,323,003	797,723	827,847	126.86	112.59	38.5	2.55
2021	2,373,879	2,733,535	613,293	772,845	120.00	112.83	36.1	2.50

1)	The Company’s Principal Executive Officer “PEO” is James A. Hughes.
2)	The Company’s current Non-PEO NEOs consist of George Boyan, Vincent Geraci, James Donovan, and Daniel Sharabba. Prior periods include Laureen Cook who resigned as Senior Vice President and Chief Accounting Officer on April 8, 2022, Janice Bolomey who resigned as Executive Vice President and Chief Administrator Officer on June 30, 2023, John Kauchak who retired as Executive Vice President and Chief Operating Officer on June 30, 2023, and James Davies Senior Vice President and Controller who was reported on the 2024 Proxy.
3)	For the years in which public shareholder return data was available, the Company’s peer group total shareholder consists of data compiled on the following banks: American Bank, BCB Community Bank, Blue Foundry Bank, ConnectOne Bank, Embassy Bank for the Lehigh Valley, ESSA Bank & Trust, First Bank, First Commerce Bank, Kearny Bank, Lakeland Bank, Magyar Bank, Parke Bank, Peapack-Gladstone Bank, Provident Bank, QNB Bank, The Bank of Princeton, and Univest Bank and Trust Co.

Below is a summary of the adjustments used to determine compensation “actually paid” for the Company’s PEO and Non-PEO NEOs:

	2024	2023	2022	2021
Deduction for Amounts Reported under the "Stock Awards" Column	$(1,080,415)	(774,000)	(1,378,660)	(923,512)
Deduction for Amounts Reported under "Option Awards" Column	—	—	—	(416,967)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year-End	1,678,985	1,109,625	1,339,170	1,385,248
Increase for Fair Value of Awards Granted during year that Vest during year	—	—	—	—
Increase for Change in Fair Value from Prior-Year End to Current Year-End of Awards Granted Prior to year that were Outstanding and Unvested as of Year-End	677,334	182,683	98,841	795,659
Increase (decrease) for Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to year that Vested during year	1,960	(240,298)	138,592	293,855
Deduction of Fair Value of Awards Granted Prior to Year that were Forfeited during year	—	—	—	—
Increase based upon Incremental Fair Value of Awards Modified during year	—	—	—	—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	50,161	50,556	38,300	23,135

The Company looks at the following financial measures in linking compensation to performance. These measures are used in determining executive bonus compensation and best reflect the Company’s core/income performance.

Financial Measure	Description
Pre-Provision Net Revenue (PPNR) ROAA

Pre-provision Net Revenue("PPNR") is a Non-GAAP measure and is defined as the Bank's income before provision for income taxes, less provision for credit losses divided by average total assets. Information obtained from Call Report data.

Pre-Provision Net Revenue (PPNR) ROAE

Pre-provision Net Revenue("PPNR") ROAE is a Non-GAAP measure and is defined as the Bank's income before provision for income taxes, less provision for credit losses divided by average total equity. Information obtained from Call Report data.

The following table set forth below describes the relationship between Total Shareholder Return vs. the Company’s Peer Group:

The following table set forth below describes the change in NEO “Actual” Compensation Paid vs. the change in Net Income:

The following table set forth below describes the change in NEO “Actual” Compensation Paid vs. the change in PPNR Return on Average Assets:

DIRECTOR COMPENSATION

Each Director listed below is a current Director of the Company and the Bank. Directors of the Company do not receive per meeting fees for their service on the Company’s Board of Directors. Compensation for service on the Bank’s Board of Directors for 2024 was in the form of cash compensation consisting of an annual retainer, meeting, and committee fees, as well as, equity compensation in the form of restricted stock.

Non-executive Directors received a $32,000 retainer for service on the Board of Directors in 2024 which was paid in 2025. The Chairman of each Board Committee received an additional $5,000 retainer, while the Chairman of the Board received an additional $8,000.

Non-executive Directors also receive $900 for attendance at each Bank Board of Directors’ meeting, and between $500 and $900 for attendance at each Bank Committee meeting. The Chairman of the Board and the Chairman of each individual Committee receive an additional $200 per meeting.

The Directors are eligible to participate in the Company’s stock bonus and stock option plans. On January 2, 2024, the Company’s non-employee Directors were each granted restricted stock for their service in 2023. The shares were granted at a fair value of $29.59 per share, which vests annually in 25% increments over four (4) years commencing January 2, 2025.

Director Compensation

For details on fees earned or paid in cash, fair value of the awards granted and all other compensation paid to the Directors in 2024 at year-end see below:

	Fees Earned or		All Other
Name	Paid in Cash	Stock Awards	Compensation	Total
		(1)	(2)
Dr. Mark S. Brody	$16,500	$65,098	$30,000	$111,598
Wayne Courtright	22,400	65,098	30,000	117,498
David D. Dallas	21,900	65,098	33,000	119,998
Robert H. Dallas, II	18,900	65,098	27,000	110,998
Dr. Mary E. Gross	14,900	65,098	30,000	109,998
Peter E. Maricondo	17,500	65,098	30,000	112,598
Raj Patel	18,900	65,098	27,000	110,998
Donald E. Souders, Jr. (3)	11,400	65,098	27,000	103,498
Aaron Tucker	19,800	65,098	27,000	111,898

(1)	Represents the full grant date fair value of the award.
(2)	Represents the retainer paid in 2024 for service on the Board of Directors during 2023.
(3)	Per 8-K filed on February 28th, 2025, Donald E. Souders, Jr. announced his resignation from the Board of Directors effective February 26th, 2025. His departure was not the result of any disagreements with the Company.

For details on the restricted stock and options awarded to the Directors in 2024; as well as their aggregate holdings at year-end see below:

			Aggregate
	Number of		Number of
	shares of	Grant Date	Restricted
	Restricted	Fair Value	Stock	Aggregate Number
	Stock	of Stock	Awards	of Options
Name	Awarded	Awarded	Outstanding	Outstanding
Dr. Mark S. Brody	2,200	$65,098	4,950	20,000
Wayne Courtright	2,200	65,098	5,250	16,800
David D. Dallas	2,200	65,098	5,250	17,333
Robert H. Dallas, II	2,200	65,098	4,950	17,300
Dr. Mary E. Gross	2,200	65,098	5,250	6,600
Peter E. Maricondo	2,200	65,098	5,250	20,000
Raj Patel	2,200	65,098	4,950	8,200
Donald E. Souders, Jr.	2,200	65,098	5,250	1,333
Aaron Tucker	2,200	65,098	4,950	22,700

MANAGEMENT AND DIRECTOR DEFERRED FEE PLAN

Each of the Directors of the Company has the option to elect to defer up to 100% of their respective retainer and Board fees, while Board approved members of Management may defer up to 100% of their Annual Compensation. The crediting rate of the deferred account balance is equal to the prime rate plus 100 basis points with a minimum of 4% and a maximum of 10%, adjusted annually and compounded monthly. Each Director and Executive is 100% vested in their deferred account balance. Payments commence upon the termination of service, and the benefit payment is paid in monthly installments for 120 months or as a lump sum, as elected by the participant. The death benefit under the plan is 100% of the account balance paid to the participant’s beneficiary in monthly installments for 120 months or a lump sum, if death occurs prior to termination of service.

For details on deferred compensation and interest received for Directors and Executives in 2024 see below.

Name	Deferred Compensation	Interest Received	Total
Dr. Mark S. Brody	$46,500	$81,460	$127,960
David D. Dallas	54,900	41,586	96,486
Robert H. Dallas, II	18,900	17,895	36,795
Peter E. Maricondo	47,500	36,215	83,715
Donald E. Souders, Jr.	12,635	10,433	23,068
Aaron Tucker	29,185	16,406	45,591
Dr. Mary E. Gross	44,900	8,079	52,979
Raj Patel	45,900	3,500	49,400
James A. Hughes	657,877	313,586	971,463
George Boyan	83,460	11,451	94,911

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS; REVIEW, APPROVAL OR

RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to Directors, Executive Officers, and their associates (i.e., corporations or organizations for which they serve as officers or Directors, or in which they have beneficial ownership interest of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and do not involve more than the normal risk of collectability or represent other unfavorable features.

Other than the ordinary course lending transactions described above, which must be approved by the Bank’s Board under bank regulatory requirements, and typical bank deposit relationships, all related party transactions are reviewed and approved by our Audit & Risk Committee. This authority is provided to our Audit & Risk Committee under its written charter. In reviewing these transactions, our Audit & Risk Committee seeks to ensure that the transaction is no less favorable to the Company than a transaction with an unaffiliated third party. During 2024 and 2023, there were no transactions with related parties which were not required to be approved by our Audit & Risk Committee, and there were no related party transactions not approved by our Audit & Risk Committee.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2 – THE RATIFICATION OF THE SELECTION OF WOLF & COMPANY P.C. AS THE COMPANY’S INDEPENDENT EXTERNAL AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2025

The Audit & Risk Committee has appointed the firm of Wolf & Company P.C. to act as our independent registered public accounting firm and to audit our Consolidated Financial Statements for the fiscal year ending December 31, 2025. This appointment will continue at the pleasure of the Audit & Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit & Risk Committee will consider that fact when it selects the independent auditors for the following fiscal year.

Required Vote

THE SELECTION OF WOLF & COMPANY P.C. WILL BE RATIFIED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE COMPANY’S SELECTION OF WOLF & COMPANY P.C.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the Company and its shareholders.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Executive Officers and Directors and persons who own more than 10% of the Company’s Common Stock (who are referred to as “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received or written representations from Reporting Persons, the Company believes that, with respect to the fiscal year ended December 31, 2024, all Reporting Persons timely complied with all applicable filing requirements, except for a Form 4A Statement of Changes in Beneficial Ownership filed on behalf of Mary Gross on January 31, 2024, for transactions occurring on January 25, 2024 and January 26, 2024, due to a clerical error.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2026 Annual Meeting of Shareholders must ensure that the proposal is received by the Corporate Secretary at Unity Bancorp, Inc., 64 Old Highway 22, Clinton, New Jersey, 08809, no later than December 31, 2025, if the proposal is submitted for inclusion in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Also, under SEC rules, generally, a shareholder may not submit more than one proposal, and the proposal, including any accompanying support may not exceed 500 words. In order to submit a proposal, a shareholder must have continuously held at least $2,000 in market value of Unity common stock for at least one year before the dated the proposal is submitted. Confirmation of ownership should be attached with the proposal and the stock must be held through the date of the Annual meeting.

ANNUAL REPORT ON FORM 10-K

At your request, the Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K. Please direct all inquiries to the Company’s Chief Financial Officer at (908) 713-4565.